Exhibit 99.2

Investor Update - January 25, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information that includes the historical financial information as reported, as well as historical periods recast for the expected impacts of certain new accounting standards. Most significantly, the new revenue recognition standard is effective January 1, 2018 and will require us to recast prior period financial information.

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

We are also providing our expected capital expenditures and fleet count for future periods. These estimates are based on firm commitments we currently have in place for future aircraft deliveries and our current estimate of non-aircraft capital spending.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Impact of Accounting Changes

Under the new revenue recognition accounting standard, effective January 1, 2018, the primary changes to our financial information relate to frequent flyer accounting, ticket breakage, and ancillary revenue geography. Miles or points earned through travel in our Mileage Plan or Elevate programs have historically been accounted for using the incremental cost approach, but will now require us to allocate a portion of the ticket price to deferred revenue. Ticket breakage was historically recognized at the time of expiration and will now be recorded based on an estimate at the original departure date. A majority of ancillary revenues, which were historically reported as Other revenue, will be reclassified to Passenger revenue. This will affect common industry metrics such as Passenger Revenue per Available Seat Mile (PRASM), Revenue per Available Seat Mile (RASM) and Cost per Available Seat Mile excluding fuel and special items (CASMex).

As a result of the standard, we expect to restate 2017 and 2016 financial information in our future filings beginning in the first quarter 2018. We expect 2017 reported revenues will be reduced by approximately $43 million and reported non-fuel operating costs will increase by approximately $11 million, resulting in a net reduction of $54 million to reported adjusted pretax profit. We expect a similar impact in 2018.

As a reminder, this standard impacts the timing of revenue recognition, and is not indicative of a weaker revenue environment, lower traffic or yields and has no impact to cash flows.

Although less significant, the new retirement benefits accounting standard is also effective January 1, 2018. Under this new standard, all components of net periodic benefit cost will be presented in Nonoperating income (expense), except service cost, which will remain in Wages and benefits. As a result of the standard, we expect to restate 2017 and 2016 accordingly. For 2017 reported Wages and benefits will increase approximately $7 million and reported Nonoperating expense will decrease by $7 million. This change has an impact on previously reported CASMex. Management believes it is useful to compare forecasted results with the restated results under the new standards.

The following tables show restated quarterly and full year 2017 RASM and CASMex reflecting the impact of these new accounting standards. Due to the reclassification of the majority of Other revenue to Passenger revenue, PRASM is not restated below as it closely correlates with RASM. All restated amounts below are provisional. We will provide all periods recast for 2016 and 2017 in future filings.

	RASM (cents)		CASMex (cents)
	As Reported	As Restated (a)	As Reported	As Restated (a)
Q1 2017	12.15¢	12.09¢	8.37¢	8.39¢
Q2 2017	13.46¢	13.45¢	7.94¢	7.98¢
Q3 2017	13.12¢	13.04¢	7.98¢	8.00¢
Q4 2017	12.34¢	12.21¢	8.64¢	8.67¢
Full Year 2017	12.78¢	12.71¢	8.23¢	8.26¢

(a)	2017 restated amounts reflect the impacts of the updated accounting standards, effective for the Company beginning January 1, 2018.

All future guidance in this Investor Update is based on the restated 2017 figures as noted in the table above.

Forecast Information

The cost guidance below excludes a $25 million special charge in January 2018 for the $1,000 bonus awarded to employees in connection with the passing of the Tax Cuts and Jobs Act.

	Forecast Full Year 2018	Full Year 2017 As Restated (a)	% Change
Cost per ASM excluding fuel and special items (cents)	8.45¢ - 8.50¢	8.26¢	~ 2.5%
Fuel gallons (000,000)	870	797	~ 9%
We expect full year 2018 capacity to increase by approximately 7.5%. We expect first quarter 2018 capacity to increase by approximately 8% and Revenue per Available Seat Mile (RASM) to decline approximately 3.5% to 4.5%.

	Forecast Q1 2018	Q1 2017 As Restated (a)	% Change
Cost per ASM excluding fuel and special items (cents)	8.84¢ - 8.89¢	8.39¢	~ 6%
Fuel gallons (000,000)	205	184	~ 11.5%
Economic fuel cost per gallon(b)	$2.18	$1.78	~ 21%

(a)
Information not impacted by the updated accounting standards (Fuel gallons, Economic fuel cost per gallon) has not been restated. Restated amounts (RASM and CASMex) reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Full year 2016 restated RASM will be provided in a future filing.

(b)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $1.56 ($66 per barrel); refining margin - 50 cents; benefit of settled hedges - (2) cents, with the remaining difference due to taxes and other into-plane costs.

The preceding 2018 forecast CASMex includes the full impact of costs attributable to Alaska's maintenance cost per hour service agreement which went into effect October 1, 2017, the new pilot wage rates and benefits which went into effect November 1, 2017, as well as the net cost impact of higher regional mix offset by longer stage length. Adjusting for these new items, CASMex would have been expected to decline by approximately 1%. The cost per ASM impact of these items is quantified below:

Impact of Cost Items Noted Above to 2018 Full-Year Forecast
	$ impact (in millions)	per ASM impact
Impact of incremental cost from new pilot wages and benefits rates	$125	0.19¢
Impact of incremental cost from new MCPH agreement	$25	0.04¢
Impact of net cost impact of higher regional mix offset by longer stage length	$35	0.05¢

2018 Forecasted Capacity and CASMex by Quarter
The following table shows 2018 quarterly forecasted capacity by segment and forecasted consolidated CASMex with percent change on a recast basis from the same period in the prior year.

Forecast
	Q1	Q2	Q3	Q4	Full Year
Mainline ASMs	~ 7.0%	~ 8.0%	~ 6.0%	~ 3.0%	~ 6.0%
Regional ASMs	~ 22.0%	~ 25.5%	~ 22.0%	~ 26.0%	~ 24.0%
Total Air Group ASMs	~ 8.0%	~ 9.5%	~ 7.5%	~ 5.0%	~ 7.5%

CASMex (cents)	8.84¢ - 8.89¢	8.20¢ - 8.25¢	8.20¢ - 8.25¢	8.55¢ - 8.60¢	8.45¢ - 8.50¢
% Change	~ 6%	~ 3%	~ 3%	~ (1)%	~ 2.5%

Capacity and Capital Expenditures Forecast
The guidance below is based on our current expectation of capacity growth and capital expenditures.

(in millions, except %)	2017 Actuals	2018	2019	2020
Capacity (ASMs) growth (a)	7.1%	~ 7.5%	~ 4%	~ 4%
Targeted capital expenditures	$1,015	~$1,000	~$750	~$750

(a)	2017 Capacity growth rate is on a Combined Comparative basis.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $14 million in the first quarter of 2018.

Effective Tax Rate
We expect the 2018 effective tax rate to be approximately 24.5%.

Future Fuel Hedge Positions
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2018	50%	$62	$2
Second Quarter 2018	50%	$63	$1
Third Quarter 2018	40%	$62	$2
Fourth Quarter 2018	30%	$62	$2
Full Year 2018	42%	$62	$2
First Quarter 2019	20%	$64	$1
Second Quarter 2019	10%	$65	$2
Full Year 2019	7%	$65	$2